Exhibit (k)(5)

INVESTOR SUPPORT SERVICES AGREEMENT

This Agreement is made as of [     ], 2012, by and among Ares Dynamic Credit Allocation Fund, Inc., a Maryland corporation (the “Fund”) and Destra Capital Investments LLC, a Delaware limited liability company (“Destra”).

WHEREAS, the Fund has filed a notification on Form N-8A of registration as an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”) and a registration statement on Form N-2, as amended (the “Registration Statement”), relating to the initial public offering of shares of common stock of the Fund (the “Common Shares”, and such offering, the “Offering”);

WHEREAS, the Fund is expected to be operated as a closed-end management investment company under the 1940 Act;

WHEREAS, Ares Management II LLC, a Delaware limited liability company (the “Adviser”), intends to serve as the investment adviser to the Fund;

WHEREAS, the Fund and the Adviser are party to a Trademark License Agreement (the “License Agreement”), dated as of [     ], 2012, pursuant to which the Adviser has licensed to the Fund the “Ares Marks” (as hereinafter defined); and

WHEREAS, the Fund wishes to retain Destra to provide, following the closing of the Offering (excluding any “Green Shoe” period) (the “Closing”), the Services (as defined herein) under the terms and conditions stated herein, and Destra is willing to provide such Services for the compensation set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and intending to be legally bound, the parties hereby agree as follows:

1.                                       APPOINTMENT. The Fund hereby retains Destra to furnish, and Destra hereby agrees to furnish, in accordance with the highest commercial standards, the Services.

2.                                       SERVICES AND DUTIES OF DESTRA. From the Closing until the termination or expiration of this Agreement, Destra shall:

(a)                                  provide ongoing contact with respect to the Fund and its performance with financial advisors (including, without limitation, broker-dealers and registered investment advisers) that are representatives of financial intermediaries, including providing investor relations materials (to the extent deemed advisable by Destra) that are prepared by, or reviewed and approved by, the Fund,  with a view to keeping such financial advisors informed regarding the benefits to their clients of investing in the Fund;

(b)                                 respond to questions from such financial advisors regarding the Fund;

(c)                                  communicate with the stock exchange specialist for the Fund’s shares, and with the closed-end fund analyst community regarding the Fund on a regular basis (no less frequently than quarterly);

(d)                                 host each year a conference or meetings with the closed-end fund analyst community at which Fund and its portfolio managers will be highlighted;

(e)                                  host the Fund’s website and maintain such website with such information about the Fund as is initially mutually agreed by Destra and the Fund, with performance, financial and other data regarding the Fund to be provided to Destra by the Fund promptly as such data becomes available, and with such other information about the Fund to be provided to Destra by the Fund from time to time;

(f)                                    ensure all updates to the Fund’s website are completed within a timely manner;

(g)                                 provide data, software and hardware security protections for the Fund’s website consistent with best industry practices, including but not limited to use of network “firewalls”, the latest patches and restrictive access to data networks and server equipment;

(h)                                 secure or back-up all data, files, file systems and other material used on the Fund’s website and storing such material (i) in a different city from where such website is hosted and (ii) in a manner that can be retrieved easily and economically in the case of data and file loss;

(i)                                     restore promptly the operation of the Fund’s website in the event of disaster or other event that halts or significantly interferes with the operation of the servers hosting the Fund’s website;

(j)                                     provide periodic check-ups to ensure the Fund’s website is up to date, that the Fund’s domain name directs and resolves to the Fund’s website and that all links within the Fund’s website function as intended;

(k)                                  provide information of each time the Fund’s website is accessed and indicating the time allotment as well as the materials accessed and providing such information to management of the Fund on a quarterly basis (unless reasonably requested by management of the Fund more frequently);

(l)                                     provide necessary ongoing technical assistance with respect to subclauses (e) through (k);

(m)                               provide quarterly reports to the Fund summarizing Destra’s activities in respect of the Fund; and

(n)                                 provide such other services as to which the Fund and Destra may from time to time mutually agree (collectively, (a) through (n), the “Services”).

Destra acknowledges and agrees that it is not authorized to provide any information or make any representation regarding the Fund or the Common Shares other than (i) information contained in the Fund’s public statements or filings with the SEC and (ii) any other information approved in writing by the Fund for use by Destra in connection with the performance of the Services by Destra.

3.                                       COMPLIANCE WITH THE FUND’S GOVERNING DOCUMENTS AND APPLICABLE LAW. In all matters pertaining to the performance of this Agreement, Destra will act in accordance with the written directions of the Fund, and will conform to, and comply with, the requirements of the 1940 Act and the rules and regulations thereunder and all other applicable federal, state and foreign laws and regulations.

4.                                       EXCLUSIVITY.  The services of Destra hereunder are not deemed to be exclusive, and Destra and its officers, employees and affiliates may, without the prior written consent of the Fund, render such services to others.

5.                                       REPRESENTATIONS AND WARRANTIES OF DESTRA.

(a)                                  Destra represents and warrants that (i) it has obtained all necessary registrations, licenses and approvals in order to perform the Services contemplated by this Agreement and (ii) is registered as a broker-dealer with the SEC and is in good standing with FINRA. Destra covenants to maintain all necessary registrations, licenses and approvals to perform the Services contemplated by this Agreement in effect during the term of this Agreement.

(b)                                 Destra agrees that it shall promptly notify the Fund (i) in the event that the SEC, FINRA or any other authority (including any self-regulatory or state authority) has censured its activities, functions or operations, suspended or revoked any registration, license or approval, or has commenced proceedings or an investigation that may result in any of these actions, (ii) in the event that there is a change of control of Destra or any change in the senior management of Destra or (iii) of any change to Destra that may be reasonably expected to adversely affect its ability to perform the Services contemplated by this Agreement.

(c)                                  Destra represents and warrants that (i) it is a validly existing entity and has full limited liability company power and authority to perform its obligations under this Agreement, (ii) this Agreement has been duly and validly authorized, executed and delivered on its behalf and constitutes its binding and enforceable obligation in accordance with its terms and (iii) the execution and delivery of this Agreement, the incurrence of the obligations herein set forth and the performance of the Services will not constitute a breach of, or default under, its constituent documents, other instruments to which Destra is a party or by which Destra is bound or affected, or under any order, rule or regulation applicable to it of any court or any governmental body or administrative agency having jurisdiction over it.

(d)                                 Destra acknowledges that it shall act as an independent contractor in providing the Services.

(e)                                  Destra acknowledges and agrees that neither the Fund, nor the legal or accounting advisors to the Fund, is an advisor to Destra as to legal, tax, accounting or regulatory matters in any jurisdiction and Destra shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the Services contemplated hereby.

(f)                                    Destra represents and warrants that (i) it has not compensated, directly or indirectly, any third party in connection with securing the Fund as a client and (ii) it will not shares its fees with any third party, without the prior written consent of the Fund.

(g)                                 Destra acknowledges that all rights and interests to the Fund’s domain name are owned by the Fund, and that it has reviewed and received a copy of the License Agreement.

6.                                       PERFORMANCE OF SERVICES STANDARDS.

(a)                                  Destra shall perform the Services (i) using sound, commercial practices and in a competent and professional manner by personnel who are knowledgeable, qualified and trained in performing each of the Services and (ii) in accordance with any written direction by the Fund in order for the Fund to ensure that such Services are in compliance with the Fund’s legal, regulatory and compliance obligations.

(b)                                 Destra shall cooperate with the authorized officers, employees, subcontractors and agents of the Fund in performing Services as reasonably requested by the Fund.

(c)                                  Destra shall use best industry practices to scan for any computer viruses, worms, time bombs, Trojan horses or other harmful or destructive code in performing the Services, as applicable.

(d)                                 Destra shall ensure that the Fund’s domain name shall direct and resolve to the Fund’s website.

(e)                                  Destra shall ensure that the Fund’s website and the related Services performed hereunder, as applicable, shall conform to and operate in accordance with functional and technical specifications, as agreed by Destra and the Fund.

(f)                                    Destra shall operate the Fund’s website such that the Fund’s website shall not infringe, violate, misappropriate or misuse the patent, trademark, copyright, trade secret, privacy rights or other intellectual property of any party; provided, that, Destra shall not be responsible for any material, marks or intellectual property provided by the Fund.

(g)                                 Destra shall operate the Fund’s website, including the collection and processing of data relating to persons, in a manner not to infringe on any applicable law, including without limitation applicable privacy laws. Without prejudice to the foregoing, Destra shall ensure that each person accessing the Fund’s website or subscribing to an alert has access to such notices as are required under applicable privacy laws.

7.                                       REPRESENTATIONS AND WARRANTIES OF THE FUND.

(a)                                  The Fund agrees with Destra that it shall promptly notify Destra (i) in the event that the SEC or any other regulatory authority has censured in writing the Fund’s activities, functions or operations, suspended or revoked any registration, license or approval, or has commenced proceedings that may result in any of these actions, (ii) in the event that there is a change of control of the Fund or (iii) of any change to the Fund that materially and adversely affects the Fund’s ability to perform its obligations under this Agreement.

(b)                                 The Fund represents and warrants to Destra that (i) it is a validly existing entity and has full corporate power and authority to perform its obligations under this Agreement, (ii) this Agreement has been duly and validly authorized, executed and delivered on its behalf and constitutes its binding and enforceable obligation in accordance with its terms, and (iii) the execution and delivery of this Agreement, the incurrence of its obligations herein set forth and the consummation of the transactions contemplated herein will not constitute a breach of, or default under, its constituent documents, other instruments to which the Fund is a party or by which the Fund is bound or affected, or under any order, rule or regulation applicable to it of any court or any governmental body or administrative agency having jurisdiction over it.

8.                                       COMPENSATION.

(a)                                  As compensation for the Services to be provided by Destra under this Agreement, the Fund shall pay to Destra a services fee in an annual amount equal to (i) 0.12% (12 bps) of the average aggregate daily value of the Fund’s Managed Assets (as defined in the Investment Management and Advisory Agreement between the Fund and the Adviser) from the Closing through the first Anniversary of the Closing and (ii) 0.10% (10 bps) of the average aggregate daily value of the Fund’s Managed Assets from the date immediately following such first Anniversary through the remaining term of this Agreement, such fee to be accrued and paid in the same manner, over the same period and paid on the same day as the Adviser’s investment advisory fee is paid by the Fund under such Investment Management and Advisory Agreement (the “Services Fee”).

(b)                                 If this Agreement is terminated, other than pursuant to Sections 11(b)(ii), the Fund shall pay within 30 days of the termination date to Destra the pro-rata portion of the Services Fee computed on the average aggregate daily Managed Assets for the unpaid period preceding the termination date.

9.                                       LIMITATION OF LIABILITY OF DESTRA. Destra will not be liable for any act or omission or for any error of judgment or for any loss suffered by the Fund in connection with the performance of the Services by Destra under this Agreement, except a loss directly or indirectly resulting from willful misfeasance, bad faith or gross negligence on Destra’s part in the performance of its duties, from the reckless disregard by Destra of its duties under this Agreement or the material breach by Destra of any of Destra’s representations, warranties or covenants hereunder (including, for the avoidance of doubt, Sections 5 or 6) (“Destra Disabling Conduct”).

The Fund agrees to indemnify, defend and hold harmless Destra, and any person who controls Destra within the meaning of Section 15 of the Securities Act of 1933, as amended (collectively, “Destra Indemnified Persons”), against any and all claims, demands, liabilities and expenses (including the reasonable and documented out-of-pocket costs of investigating or defending such claims, demands or liabilities and any reasonable and documented out-of-pocket fees of one counsel incurred in connection therewith) which Destra Indemnified Persons may incur arising out of or relating to providing the Services under this Agreement, but only to the extent that such claims, demands, liabilities and expenses do not arise out of or are not based upon Destra Disabling Conduct.

10.                                 LIMITATION OF LIABILITY OF THE ADVISER AND THE FUND. Neither the Adviser nor the Fund will be liable for any act or omission or for any error of judgment or for any loss suffered by Destra in connection with the performance of the Fund’s duties under this Agreement, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from the reckless disregard by it of its duties under this Agreement or the material breach by the Fund of any of the Fund’s representations, warranties or covenants hereunder (“Fund Disabling Conduct”).

Destra agrees to indemnify, defend and hold harmless the Adviser and the Fund, each of their officers, directors and agents, and any person who controls the Adviser or the Fund within the meaning of Section 15 of the Securities Act of 1933, as amended (collectively, “Fund Indemnified Persons”), against any and all claims, demands, liabilities and expenses (including the reasonable and documented out-of-pocket costs of investigating or defending such claims, demands or liabilities and any reasonable and documented out-of-pocket fees of one counsel for each of the Adviser and the Fund incurred in connection therewith) that any Fund Indemnified Persons may incur arising out of or relating to (i) Destra’s material breach of any of its obligations, representations, warranties or covenants contained in this Agreement or (ii) Destra’s failure to comply with any applicable laws or regulations, but only to the extent that such claims, demands, liabilities and expenses do not arise out of or are not based upon Fund Disabling Conduct.

11.                                 TERM; TERMINATION.

(a)                                  The term of this Agreement shall commence upon the date referred to above and shall be in effect for a period of two years from and after the Closing.  Thereafter the Agreement will continue for successive one year periods unless either party provides written notice to the other party at least 30 days prior to the end of applicable period (i.e, at least 30 days prior to the two year period for the initial term and then at least 30 days prior to the end for each one year term thereafter).

(b)                                 This Agreement may be terminated solely as follows:

(i)                                     by Destra in the event of a material breach of this Agreement by the Fund and such material breach goes uncured for five days, upon 10 days’ prior written notice to the Fund;

(ii)                                  by the Fund in the event of a material breach of this Agreement by Destra and such material breach goes uncured for five days, upon 10 days’ prior written notice to Destra; provided that in the case of a material breach of Section 2(g) or Section 12, the Fund may terminate this agreement immediately upon written notice to Destra;

(iii)                               following the second Anniversary of the Closing, by the Fund or by Destra on 30 days written notice to the other party hereto; and

(iv)                              by the express written mutual agreement of all of the parties hereto.

(b)                                 Section 9, Section 10, Section 11(c) and Sections 12 through 25 shall survive any termination of this Agreement.

(c)                                  Upon termination of this Agreement by either party, Destra agrees to relinquish any and all materials and files relating to the Fund’s website, along with all user name/passwords and links associated with the Fund’s website.

12.                                 WEBSITE.

(a)                                  Destra acknowledges that the Fund and the Adviser are party to the License Agreement, and that the Fund and the Adviser reserve all rights in and to the trademarks, trade names, trade devices, symbols, insignias, service marks, logos, slogans and other indicia of origin and proprietary identifying symbols that the Adviser, the Fund or any of their affiliates owns or any abbreviation, contraction, designation or simulation thereof used by the Adviser or the Fund or any of their affiliates (the “Ares Marks”).  Destra and its employees, agents, contractors and representatives shall not make use of the Ares Marks, except as authorized in writing by the Adviser or the Fund (as the case may be) in connection with Destra providing the Services.  Nothing in this Agreement transfers any rights in any Ares Marks to Destra or it employees, agents, contractors or representatives.

(b)                                 Destra agrees and acknowledges that the Fund owns all right, title, and interest, in or to, the Fund’s website, the source code underlying the Fund’s website, any patentable inventions or copyrightable material that Destra develops specifically for the purpose of performing the Services for the Fund, including any moral rights, and that any such copyrightable material is a “work made for hire.”  To the extent that ownership of the Fund’s website, the source code underlying the Fund’s website, any such patentable inventions or copyrightable material are not vested in the Fund,

Destra hereby assigns all right, title, and interest, in or to, any rights under copyright, patent or otherwise to the Fund.  Destra further agrees to execute, or to cause Destra’s employees, agents, contractors or representatives to execute, any documents or do such other acts as the Fund may reasonably require in order to confirm the Fund’s ownership in any such copyrights or patents with the appropriate governmental authority.  Any intellectual property rights licensed by Destra for the purposes of performing the Services shall be assignable to the Fund upon the Fund’s request, unless the Fund gives prior, written consent to enter such a license.

13.                                 AMENDMENT OF THIS AGREEMENT. This Agreement may not be amended, supplemented or otherwise modified except by written agreement executed by all the parties hereto.

14.                                 CONFIDENTIALITY. Destra and the Fund each acknowledge that it may obtain certain confidential information of the other parties to this Agreement, or, in the case of Destra, of the Fund and shareholders of the Fund, during the performance of its duties under this Agreement and each party hereto agrees to treat all such confidential information as proprietary information of the applicable party and to keep such information confidential by using the same care and discretion it uses with respect to its own confidential information, property and trade secrets; provided, that a party may disclose confidential information if (i) such disclosure is approved in writing by the applicable party from which the confidential information originates or (ii) such disclosure is required by applicable laws, rules, and regulations (including, for the avoidance of doubt, disclosures required in any document filed, provided or furnished with or to the SEC or other regulatory authority), or such disclosure is made in response to a valid request by a regulatory authority. If Destra is required or requested to disclose confidential information of the Fund pursuant to (ii) above, Destra shall immediately notify the Fund, as the case may be, in order to provide the Fund, as the case may be, the opportunity to pursue such legal or other action as such parties may desire to prevent the release of such confidential information, and such party agrees to provide reasonable assistance to any party seeking to prevent the release of such confidential information, at the expense of the requesting party.  For purposes of this Agreement, “confidential information” does not include information which, without any breach of Destra or the Fund of the foregoing, (1) is or becomes publicly available (other than in breach of this Agreement or a violation of a confidentiality obligation owed to a party hereto), (2), is in such the possession of the Fund or Destra (as the case may be) prior to disclosure, (3) is independently developed by Destra or the Fund (as the case may be) outside the scope of this Agreement and without use of confidential information or (4) is rightfully obtained by Destra or the Fund (as the case may be) from third parties who have no duty of confidentiality to the Adviser or the Fund, respectively.

15.                                 GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to principles of conflict of laws of any jurisdiction to the contrary.

16.                                 SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL. Each party hereto agrees that it shall bring any action or proceeding in respect of any questions, claims, disputes, remedies or damages arising out of or related to this Agreement or the transactions contained in or contemplated hereby exclusively in the United States District Court for the District of Delaware or any Delaware State court sitting in New Castle County (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject hereof (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives and agrees not to assert any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party and (iv) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in any other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirements.  EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS

17.                                 BOOKS AND RECORDS

(a)                                  In compliance with the requirements of the 1940 Act, Destra hereby agrees that all records which it may maintain for the Fund or the Adviser are the property of the Adviser or the Fund, as the case may be, and further agrees to surrender promptly to the Adviser or the Fund, as the case may be, any of such records upon request.

(b)                                 Destra hereby agrees to furnish to regulatory authorities having the requisite authority any information or reports in connection with Services that Destra renders pursuant to this Agreement which may be requested in order to ascertain whether the operations of the Fund are being conducted in a manner consistent with applicable laws and regulations. Subject to the proviso below, if Destra is required or requested to provide any information or reports to regulatory authorities, Destra shall immediately notify the Fund in order to provide the Fund the opportunity to pursue such legal or other action as it may desire to prevent the release of the information or reports, and Destra agrees to provide reasonable assistance to the Fund in seeking to prevent the release of the information, in each case; provided, that such disclosure by Destra is not prohibited by applicable law.

18.                                 BENEFIT TO OTHERS. The understandings contained in this Agreement are for the sole benefit of the parties hereto (and the Adviser) and their respective successors and assigns and, except as specifically contemplated herein with respect to Destra Indemnified Persons and Fund Indemnified Persons, they shall not be construed as conferring, and are not intended to confer, any rights on any other persons except the Adviser.  For the avoidance of doubt, the Adviser is an express third-party beneficiary of this Agreement.

19.                                 BINDING NATURE OF AGREEMENT; NO ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that no party may assign or transfer its rights nor delegate its obligations under this Agreement without the prior written consent of other parties hereto.  Any assignment not in accordance with this Section 19 shall be void ab initio.

20.                                 EXECUTION IN COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against the any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as signatories.

21.                                 ENTIRE AGREEMENT. This Agreement contains the entire understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as herein contained. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

22.                                 WAIVERS. Neither the failure nor any delay on the part of any party to this Agreement to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and signed by the party asserted to have granted such waiver.

23.                                 CONSTRUCTION. The captions of this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

24.                                 SEVERABILITY. If any provision (or part thereof) of this Agreement is held illegal, invalid or unenforceable by a final decision of a court of competent jurisdiction, statute, rule, regulation, law or ordinance, the parties hereto shall negotiate in good faith to replace such provision with a legal, suitable and equitable substitute therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such illegal, invalid or unenforceable provisio and the remaining provisions of this Agreement shall remain in full force and effect.

25.                                 NOTICES.

All notices required or permitted to be sent under this Agreement shall be sent:

If to the Fund, to:

Ares Dynamic Credit Allocation Fund, Inc.

2000 Avenue of the Stars

12th Floor

Los Angeles, California 90067

With a copy emailed to: weiner@aresmgmt.com and dhall@aresmgmt.com

If to Destra, to:

Destra Capital Investments LLC

901 Warrenville Road, Suite 15

Lisle, Illinois 60532

With a copy emailed to:  nick.dalmaso@destracaptial.com and thomas.hale@destracapital.com

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IN WITNESS WHEREOF, the parties hereto have caused the instrument to be executed by their officers designated below as of the day and year first above written.

ARES DYNAMIC CREDIT ALLOCATION FUND, INC.

By:
Title:

DESTRA CAPITAL INVESTMENTS LLC

By:
Title: